Exhibit 5
Robert J. Bush
Vice President, General Counsel
and Corporate Secretary
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27513
January 31, 2006
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, NC 27513
Ladies and Gentlemen:
     I have acted as counsel for R.H. Donnelley Corporation (the “Registrant”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933 (the “Act”), shares of the Registrant’s Common Stock, par value of $1.00 per share (the “Common Stock”), issuable pursuant to the Dex Media, Inc. 2004 Incentive Award Plan and the Stock Option Plan of Dex Media, Inc. (collectively, the “Plans”).
     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the shares under the Plans as I have deemed necessary for the purpose of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that:
          1. The shares of Common Stock are duly authorized and, when issued and delivered pursuant to the terms of the Plans against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
          2. When issued in accordance with the terms of the Rights Agreement dated as of October 27, 1998 between the Registrant and the Bank of New York, as successor to First Chicago Trust Company of New York, as Rights Agent, as amended to date and as may be further amended from time to time (the “Rights Agreement”), the Rights (as defined in the Rights Agreement) will be validly issued.
          My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the general corporation laws of the State of Delaware. I express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.
     The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. I do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, I have assumed that the

Directors of the Registrant have acted and will act in the good faith exercise of their business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Robert J. Bush